Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Alliance Fiber Optic Products, Inc. on Form S-8 (Nos. 333-170053, 333-141656, 333-158316, 333-50998, 333-50926, 333-54864, 333-54874, 333-119710, 333-119711, 333-123648, 333-123649 and 333-132801) of our report dated March 18, 2011, with respect to our audit of the consolidated financial statements of Alliance Fiber Optic Products, Inc. as of December 31, 2010 and for the year then ended, which report is included in this Annual Report on Form 10-K of Alliance Fiber Optic Products, Inc. for the year ended December 31, 2010.

/s/ Marcum llp

Marcum llp
San Francisco, California
March 18, 2011